Exhibit 10.5
BRANDYWINE REALTY TRUST
2010-2012 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
(Established under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan)

BRANDYWINE REALTY TRUST
2010-2012 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
(Established under the Brandywine Realty Trust
Amended and Restated 1997 Long-Term Incentive Plan)
PREAMBLE
WHEREAS, Brandywine Realty Trust (the “Trust”) established, and its shareholders approved, the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”), primarily in order to award equity and equity-based benefits to officers, employees and Trustees of the Trust and its Subsidiaries (as defined in the Plan);
WHEREAS, one kind of an equity-based benefit that can be awarded under the Plan is a “Performance Share,” which entitles the recipient to receive Shares, without payment, following the attainment of designated performance goals;
WHEREAS, the Trust’s Compensation Committee (the “Committee”) is responsible for the administration of the Plan and may, pursuant to the powers granted to it thereunder, adopt rules and regulations for the administration of the Plan and determine the terms and conditions of each award granted thereunder;
WHEREAS, the Committee desires to establish a program for the 2010 through 2012 period under the Plan for the benefit of certain officers of the Trust and Subsidiaries whereby such officers would receive Performance Shares under the Plan, based on the extent to which the Trust attains the corporate goal set forth in the program.
NOW, THEREFORE, effective as of January 1, 2010, the Brandywine Realty Trust 2010-2012 Restricted Performance Share Unit Program is hereby adopted (under the Plan) by the Committee, with the following terms and conditions:
1. Purposes. The purposes of the Program are to motivate certain officers of the Trust to achieve challenging goals for the Trust that reflect value creation for shareholders, and to focus the attention of the eligible officers on an important financial indicator of success of the Trust and of other companies in the same business as the Trust.
2. Definitions.
(a) “Award” means an award of Restricted Performance Share Units to a Participant.
(b) “Award Agreement” means a written document evidencing the grant to a Participant of an Award.
(c) “Base Units” means the number of Restricted Performance Share Units set forth in the Award Agreement (increased by any additional Restricted Performance Share Units “purchased” pursuant to Section 4(e) hereof) by which the number of Shares that may be delivered to a Participant is measured.
(d) “Board” means the Board of Trustees of the Trust.
(e) “Business Combination” means a transaction described in clause (ii)(A) of the definition of “Change in Control.”
(f) “Change in Control” means “Change in Control” as such term is defined in a Participant’s Employment Agreement or, if the Participant is not a party to an Employment Agreement, then as defined in the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means the Compensation Committee of the Board, which Committee has developed the Program and has the responsibility to administer the Program under Section 2 of the Plan and Section 10 hereof.
(i) “Control Event” means a “change in control event” with respect to the Trust within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i).
(j) “Corporate Goal” means the specific performance goal, set forth in Section 4(a) hereof, which must be achieved in order for a Participant to receive Shares under an Award.
(k) “DER” means a dividend equivalent right—i.e., an award that entitles the recipient to receive a benefit in lieu of cash or non-cash dividends that would be payable on any or all Shares subject to another award granted to the Participant under the Plan, or that would be payable on a number of notional Shares unrelated to another award, in either case had such Shares been outstanding.
(l) “Disability Termination” means the termination of a Participant’s employment under the disability provisions of the Participant’s Employment Agreement or, if the Participant is not a party to an Employment Agreement, then as a result of a “Disability” as defined in the Plan.
(m) “Effective Date” means January 1, 2010.
(n) “Employer” means, collectively and individually (as applicable), the Trust and any Subsidiary.
(o) “Employment Agreement” means the written agreement entered into by a Participant and an Employer (if any) setting forth the terms and conditions of the Participant’s employment, as amended at any applicable time.
(p) “Measurement Period” means the period beginning on the Effective Date and ending on the earlier of (i) December 31, 2012; (ii) the date of a Change in Control (provided that, if the Change in Control arises from a Business Combination, the Measurement Period shall end on the date of the closing or effectiveness of the Business Combination, as applicable); or (iii) with respect to a Participant whose employment terminates on account of Retirement, death or Disability, as provided in Section 4(c).
(q) “Participant” means each individual who has received an Award under the Program.
(r) “Plan” means the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, as it may be amended from time to time.
(s) “Program” means the Brandywine Realty Trust 2010-2012 Restricted Performance Share Unit Program (established under the Plan), as it may be amended from time to time.
(t) “Restricted Performance Share Unit” or “RSU” means an Award of a “Performance Share,” as such term is defined in the Plan.
(u) “Retirement” or “Retire” means a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation) from the Trust’s controlled group of entities after attaining at least age 60 and completing at least 10 years of continuous full-time service with the Employer.
(v) “Shares” means “Shares” as such term is defined in the Plan.
(w) “Subsidiary” has the meaning provided in the Plan.
(x) “Trust” means Brandywine Realty Trust, a Maryland real estate investment trust.
(y) “Trustee” means a member of the Board.

3. Award Agreement. Each Participant shall be issued an Award Agreement setting forth the initial number of Base Units awarded to the Participant and entitling the Participant to receive the number of Shares determined under Section 4 hereof based on the extent to which the Corporate Goal is achieved. Such Base Units shall be subject to the adjustments described in Section 8 hereof. Each Award Agreement and the Shares which may be delivered thereunder are subject to the terms of this Program and the terms of the Plan.
4. Performance Goal; Delivery of Shares.
(a) If, for the Measurement Period, the Trust’s performance, based on its “TRS” (as defined below), equals or exceeds the “Threshold” (as defined below), then the Trust shall deliver to each Participant the number of Shares (rounded down to the nearest whole number of Shares) determined by first multiplying the whole percentile (expressed as a percentage equal to the percentile rounded up for fractions of one-half or greater) at which the Trust’s TRS for the Measurement Period places the Trust among the component members (excluding the Trust) of the “MSCI US REIT Index” (as defined below) for the Measurement Period, each ranked pursuant to such TRS, by two, and then multiplying that product by the Participant’s Base Units; provided, however, that: (i) if the Trust’s TRS places the Trust at or above the 75th percentile among the component members (excluding the Trust) of the MSCI US REIT Index at the end of the Measurement Period (ranked based upon each such member’s TRS for the Measurement Period) then the number of Shares that will be delivered shall equal 200% of the Participant’s Base Units and (ii) if the Trust’s TRS places the Trust above the 50th percentile and below the 75th percentile among the component members (excluding the Trust) of the MSCI US REIT Index at the end of the Measurement Period (ranked based upon each such member’s TRS for the Measurement Period) then the number of Shares that will be delivered shall equal a percentage of the Participant’s Base Units, with such percentage derived through a straight-line interpolation with a deemed minimum percentage of 100% at the 50th percentile and a deemed maximum percentage of 200% at the 75th percentile. Accordingly, for example, if the Trust’s TRS places the Trust at the 62.5th percentile (i.e., the mid-point between the 50th and 75th percentiles), then the percentage to be applied to the Participant’s Base Units would be 150%. Notwithstanding the preceding sentence, Shares will be delivered under the Program to the extent that Shares remain available under the Plan; and if the total number of Shares to be delivered exceeds the number of Shares available under the Plan, then the number of Shares for each Participant will be reduced on a pro rata basis based on each individual Participant’s Base Units as compared to the total of all Participants’ Base Units. If, for the Measurement Period, the Trust’s performance, based on its TRS, does not equal or exceed the Threshold, the Trust shall not deliver any Shares to the Participants. Also, except as provided in subsection (c) below, a Participant must be employed by an Employer on the last day of the Measurement Period in order to receive any Shares under this Program. See Appendix A attached hereto for examples illustrating the operation of this Section.
(b) Definitions for this Section. The following terms shall be defined as set forth below:
(1) “MSCI US REIT Index” means the MSCI US REIT Index’s gross index (as it may be renamed from time to time) or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto.
(2) “Share Value” means, as applicable and except as provided in the following sentence, the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which Shares are then traded) for (i) the 60 days on which Shares were traded prior to the Effective Date (for the value of a Share on the Effective Date); or (ii) the 60 days on which Shares were traded prior to and including the last day of the Measurement Period (for the value of a Share on the last day of the Measurement Period); provided that for purposes of Section 4(e) below and the “purchase” of additional RSUs thereunder, “Share Value” means the closing price of one Share on the NYSE (or, if not then listed on the NYSE, on the principal market or quotation system on which Shares are then traded) on the applicable dividend payment date. In the event of a Business Combination approved by the shareholders of the Trust on or prior to December 31, 2012, Share Value shall mean the final price per Share agreed upon by the parties to the Business Combination.

(3) “Threshold” means that, for the Measurement Period, the Trust’s TRS places the Trust at least at the 25th percentile among the component members (excluding the Trust) of the MSCI US REIT Index at the end of the Measurement Period (ranked based upon each such member’s TRS for the Measurement Period).
(4) “TRS” means total return to shareholders for the Measurement Period for the Trust and for the other component members of the MSCI US REIT Index (i.e., those component members used for purposes of compiling the MSCI US REIT Index as of the first day of the Measurement Period and that remain publicly held companies as of the last day of the Measurement Period, whether or not they are still included in the MSCI US REIT Index on such last day).
(c) Termination of Employment. Upon a Participant’s termination of employment on or prior to the last day of the Measurement Period, the following shall occur:
(1) Termination on Account of Retirement, Disability or Death. If, on or prior to the last day of the Measurement Period, (i) the Participant Retires, (ii) the Participant incurs a Disability Termination, or (iii) the Participant dies, then the Participant (or the Participant’s beneficiary(ies), if applicable) shall be eligible to receive Shares (if any) under the Program as if the Measurement Period ended on the last day of the month in which the Retirement, termination or death occurred and as though the Participant had remained employed by the Employer through such date.
(2) Termination for Any Other Reason. If, on or prior to the last day of the Measurement Period, the Participant’s employment with the Employer terminates for any reason other than a reason described in paragraph (1) above, the Participant shall forfeit all of the Base Units (and all of the Shares that may have become deliverable with respect to such Base Units) subject to the RSUs the Participant was granted under the Program.
(d) Determination of Performance; Share Delivery. Within 30 days after the end of the Measurement Period, the Committee shall provide each Participant (or in the case of termination of a Participant covered in Section 4(c), to the affected Participant or his or her legal representative) with a written determination of whether the Trust did or did not attain the Corporate Goal for the applicable Measurement Period (and, if applicable, the extent to which the Corporate Goal was attained) and the calculations used to make such determination. If Shares are to be delivered under the Program, they shall be delivered to Participants on March 1, 2013 (unless a Participant elects otherwise pursuant to subsection (f) below) or, if a Change in Control occurs before January 1, 2013, on the fifth day after the last day of the Measurement Period ending on (or, if applicable, after) the Change in Control or, in the case of termination of a Participant covered in Section 4(c), on or before the thirtieth day after the date of termination of the Participant.
(e) DERs. Participants shall be awarded DERs with respect to their initial number of Base Units. Each DER will be expressed as a specific dollar amount (the “Dollar Amount”) equal to the dollar amount of the dividend paid on an actual Share on a specific date (the “Dividend Date”) multiplied by the Participant’s initial number of Base Units. Without limiting Section 8, the dollar amount of any non-cash dividends shall be determined by the Compensation Committee in its discretion. Until the end of the Measurement Period, the Committee will apply the Dollar Amount to “purchase” a number of additional RSUs equal to the Dollar Amount divided by the Share Value. The delivery of Shares under such additional RSUs shall also be subject to the attainment of the Corporate Goal set forth in subsection (a) above. DERs shall also be awarded on such additional RSUs and applied in the same manner (thereby increasing the Participant’s Base Units on a cumulative basis). RSUs deemed purchased with DERs hereunder may be whole or fractional units.
Participants who make a deferral election under subsection (f) below shall also be awarded DERs under the Plan with respect to their deferred Shares. Each such DER will be expressed as a Dollar Amount equal to the dollar amount of the dividend paid on an actual Share on a Dividend Date during the deferral period multiplied by the number of Shares still deferred by the Participant as of the Dividend Date. The Committee will apply the Dollar Amount to “purchase” notional shares (on which DERs thereafter will also be awarded and applied in the same manner) at the closing price of a Share on the Dividend Date. Notional shares deemed purchased with DERs hereunder may be whole or fractional shares. DERs expressed as a Dollar Amount will continue to be applied to “purchase” notional shares on Dividend Dates until all of the Participant’s deferred Shares are delivered to the Participant (or to his or her beneficiary(ies), if applicable), as elected in his or her deferral election agreement. A Participant’s notional shares “purchased” with DERs awarded with respect to his or her deferred Shares shall be 100% vested at all times.

The Trust shall establish a bookkeeping account (the “DER Account”) for each such Participant and credit to such account the number of whole and fractional additional RSUs and notional shares deemed purchased with the Dollar Amounts. The Participant’s additional RSUs and notional shares shall be subject to the adjustments described in Section 8 hereof. All whole additional RSUs (for which Shares become deliverable under this Section) and whole notional shares credited to a Participant’s DER Account shall be replaced by issued Shares on a one-to-one basis on the delivery date referred to in subsection (d) above, and the fractional additional RSUs (for which Shares become deliverable under this Section) and fractional notional shares credited to a Participant’s DER Account shall be aggregated and replaced by issued Shares (and with cash in lieu of a fractional Share) based on the closing price of a Share on the replacement date, and delivered to the Participant (or to his or her beneficiary(ies), if applicable) on the date the associated Shares are delivered to the Participant.
(f) Elective Deferrals. Rights granted under the Program shall be treated as “Share Awards” and as “Performance-Based Compensation” as defined in the Brandywine Realty Trust Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). Accordingly, a Participant may elect to defer receipt of Shares issuable under the Program under the rules of the Deferred Compensation Plan, subject to the following limitations. A Participant may elect to defer the receipt (and the Trust shall defer issuance) of all or a portion of the Shares that may become deliverable under the Program, until as specified in the Participant’s deferral election agreement, (i) the Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation) from the Trust’s controlled group of entities, (ii) a date chosen by the Participant, and/or (iii) the occurrence of an “unforeseeable emergency,” as defined in Section 409A(a)(2)(B)(ii) of the Code, to the extent not prohibited by the rules of the Deferred Compensation Plan. However, notwithstanding any such election, the delivery of all Shares credited to the Participant’s Deferred Compensation Plan Account will occur on the earlier of the occurrence of the Participant’s death or a Control Event.
A Participant’s deferral election agreement must be submitted to the Committee no later than six months prior to the end of the applicable Measurement Period in order to be effective; otherwise, Shares (and cash attributable to fractional Shares) deliverable to the Participant, if any, will be delivered in accordance with Section 4(d), above. Unless the delivery of deferred Shares is accelerated by either of the events described in the last sentence of the preceding paragraph, if deferred Shares are to be delivered to a Participant who is a “specified employee,” as defined in section 409A(a)(2)(B)(i) of the Code, upon his or her separation from service from the Trust’s controlled group of entities, the Trust shall issue and deliver such deferred Shares (and cash attributable to DERs) on the date that is six months after the date of his or her separation from service. A deferral election agreement shall be substantially in the form set forth in Appendix B attached hereto.
Notwithstanding any contrary provision of this program or any deferral election made in connection with this program, the issuance of otherwise deferred Shares may be accelerated: (i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) (relating to the satisfaction of tax obligations arising in connection with Awards hereunder), and (ii) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(ix)(relating to plan terminations and liquidations).
The Committee shall administer the delivery of Shares (and cash attributable to fractional Shares) under an election made pursuant to this subsection (f) and the underlying deferral election agreement in accordance with the Deferred Compensation Plan, section 409A of the Code and regulations and other guidance issued thereunder.
5. Beneficiary Designation.
(a) Each Participant shall designate the person(s) as the beneficiary(ies) to whom the Participant’s Shares shall be delivered in the event of the Participant’s death prior to the delivery of the Shares to him or her. Each beneficiary designation shall be substantially in the form set forth in Appendix C attached hereto and shall be effective only when filed with the Committee during the Participant’s lifetime.

(b) Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person by the filing of a new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.
(c) If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases the Participant, the Committee shall direct such Participant’s Shares to be delivered to the Participant’s surviving spouse or, if the Participant has no surviving spouse, then to the Participant’s estate.
6. Delivery to Guardian. If Shares are issuable under this Program to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the delivery of the Shares to the guardian, legal representative, or person having the care and custody of the minor, incompetent or incapable person. The Committee may require proof of incompetence, minority, incapacity or guardianship as the Committee may deem appropriate prior to the delivery. The delivery shall completely discharge the Committee, the Trustees and the Employer from all liability with respect to the Shares delivered.
7. Source of Shares. This Program shall be unfunded, and the delivery of Shares shall be pursuant to the Plan. Each Participant and beneficiary shall be a general and unsecured creditor of the Employer to the extent of the Shares determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Employer may set aside, earmark or identify as reserved for the delivery of Shares under the Program. The Employer’s obligation under the Program shall be merely that of an unfunded and unsecured promise to deliver Shares in the future, provided the Corporate Goal is met.
8. Capital Adjustments. Calculations required under the Program, the number of Base Units awarded under the Program, and the number of Shares that may be delivered under the Program shall be adjusted to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), share dividend, or other change in the capitalization of the Trust during the Measurement Period.
9. Tax Withholding; Securities Law Compliance. The delivery of Shares (and cash, if applicable) to a Participant or beneficiary under this Program shall be subject to applicable tax withholding pursuant to the Plan. The delivery of Shares to a Participant or beneficiary under this Program and the resale of any such Shares shall be subject to applicable compliance with applicable federal and state securities laws.
10. Administration. This Program shall be administered by the Committee pursuant to the powers granted to it in Section 2 of the Plan.
11. Amendment and Termination. The Committee reserves the right to amend the Program, by written resolution, at any time and from time to time in any fashion, provided any such amendment does not conflict with the terms of the Plan, and to terminate it at will. However, no amendment or termination of the Program shall adversely affect any Award Agreement already issued under the Program without the written consent of the affected Participant(s).
12. Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.
13. Incorporation of Plan by Reference. Because the Program is established under the Plan in order to provide for, and determine the terms and conditions of, the granting of certain Awards thereunder, the terms and conditions of the Plan are hereby incorporated by reference and made a part of this Program. If any terms of the Program conflict with the terms of the Plan, the terms of the Plan shall control.

APPENDIX A
BRANDYWINE REALTY TRUST
2010-2012 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
(Established under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan)
EXAMPLES*
Example 1. Full Measurement Period
Executive A is a participant in the Brandywine Realty Trust 2010-2012 Restricted Performance Share Unit Program (the “Program”). The Share Value (as defined in the Program) of a common share of beneficial interest (a “Share”) in the “Trust” (as defined in the Program) on January 1, 2010 is $11, and the price of a Share on December 31, 2012 is $15. For the three-year period beginning January 1, 2010 and ending December 31, 2012 (the “Measurement Period”), dividends total $1.80 per Share (and are paid in an equal amount on a quarterly basis — i.e., $.15 dividend per Share per quarter).
Total return to shareholders (“TRS”) on one Share (expressed as a percentage) for the Trust over the Measurement Period, as calculated by the Trust or by a third party selected by the “Committee” (as defined in the Program), is the following:

12/31/12 Value of One Share	$15
+ Dividends over Measurement Period on One Share	+1.8

$16.8
Divided by 1/1/10 Value of One Share	/11

1.527

TRS	52.7%
Participant A receives a Restricted Performance Share Unit award for 250 “Base Units” (as defined in the Program). Participant A also receives “DERs” (as defined in the Program) on his Base Units, such that his total number of Base Units on December 31, 2012 is 288.70, calculated as follows:

	Aggregate	Deemed		Additional RSUs
Date	Base Units	Dividend	Share Price	“Purchased”
1/1/10	250	—	—	—
3/15/10	250	$37.50	$11	3.4
6/15/10	253.40	$38.01	$10	3.8
9/15/10	257.20	$38.58	$11	3.5
12/15/10	260.70	$39.11	$12	3.3
3/15/11	264	$39.60	$12	3.3
6/15/11	267.30	$40.10	$13	3.1
9/15/11	270.40	$40.56	$12	3.4

*	The examples set forth in this Appendix A (including the $11.00 starting share price) are illustrative only and are not intended to be precise or definitive. For example, they do not show the full calculation of “TRS” (as defined below) because, for ease of explanation, the calculation does not reflect that each cash dividend paid during the “Measurement Period” (as defined below) is deemed to be reinvested in a fractional notional share of the “Trust” (as defined below). When actually calculating TRS, each cash dividend will generally be deemed to be reinvested in a fractional notional share. There may be other immaterial differences between the way calculations are performed in these examples and the way the Trust or a third party engaged by the “Committee” (as defined below) would perform the calculations.

	Aggregate	Deemed		Additional RSUs
Date	Base Units	Dividend	Share Price	“Purchased”
12/15/11	273.80	$41.07	$13	3.2
3/15/12	277.00	$41.55	$14	3.0
6/15/12	280	$42.00	$14	3.0
9/15/12	283	$42.45	$15	2.8
12/15/12	285.80	$42.87	$15	2.9
12/31/12	288.70	—	—	—
If, as of December 31, 2012, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the “MSCI US REIT Index” (as defined in the Program) (the “Index”), ranked pursuant to each member’s TRS over the Measurement Period, as calculated by the Trust or by a third party selected by the Committee, Participant A would receive the following number of Shares (with fractional Shares settled in cash):

	Percent of
	Base Units
Percentile	Deliverable in Shares	Shares
Below 25th	0%	0
25th	50%	144 (plus cash for .4 Share)
40th	80%	231
50th	100%	288 (plus cash for .7 Share)
62.5th	150%	433 (plus cash for .1 Share)
75th or above	200%	577 (plus cash for .4 Share)
Example 2. Change in Control
Assume the same facts as in Example 1, except that a “Change in Control” (as defined in the Program) occurs when the Trust’s shareholders approve a “Business Combination” (as defined in the Program), which becomes effective on October 15, 2011. From the period between January 1, 2010 and October 15, 2011 inclusive, total dividends of $1.05 per Share have been paid. Because of the Change in Control, the Measurement Period ends on October 15, 2011, rather than December 31, 2012. The final price per Share agreed upon by the parties to the Change in Control is $12.
TRS on one Share (expressed as a percentage) over the Measurement Period (ending October 15, 2011), as calculated by the Trust or by a third party selected by the Committee, is the following:

10/15/2011 Value of One Share		$12
+ Dividends over Measurement Period on One Share	+$	1.05

		$13.05
Divided by 1/1/2010 Value of One Share		/11

		1.186

TRS		18.6%

As of October 15, 2011, Participant A has 270.4 Base Units (see Example 1). If, as of October 15, 2011, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the Index (ranked pursuant to each member’s TRS over the Measurement Period, as calculated by the Trust or by a third party selected by the Committee), Participant A would receive the following number of Shares (with fractional Shares settled in cash):

	Percent of
	Base Units
Percentile	Deliverable in Shares	Shares
Below 25th	0%	0
25th	50%	135 (plus cash for .2 Share)
40th	80%	216 (plus cash for .3 Share)
50th	100%	270 (plus cash for .4 Share)
62.5th	150%	405 (plus cash for .6 Share)
75th or above	200%	540 (plus cash for .8 Share)
Example 3. Termination During Measurement Period
Assume the same facts as in Example 1, except that Participant A Retires, dies or incurs a “Disability Termination” (as defined in the Program) on May 5, 2011. From the period between January 1, 2010 and May 5, 2011 inclusive, total dividends of $.75 per Share have been paid. Thus, as of the date of his Retirement or death or of the Disability Termination, Participant A has 264 Base Units (see Example 1). Because of the kind of termination that occurred, Participant A is eligible to receive the number of Shares (if any) computed in accordance with Section 4(c)(1).

APPENDIX B
BRANDYWINE REALTY TRUST
2010-2012 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
(Established under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan)
DEFERRAL ELECTION AGREEMENT*
The Brandywine Realty Trust 2010-2012 Restricted Performance Share Unit Program effective as of January 1, 2010 (the “Program”), provides a select group of management or highly compensated employees with the ability to defer a portion of their compensation earned under the Program. The purpose of this Deferral Election Agreement is to allow you to defer the delivery of all or a portion of the Shares (and Shares deliverable with respect to dividend equivalent rights (“DERs”) awarded thereon) that are otherwise deliverable to you under the Program until one of the events selected below occurs.
AFTER YOU SIGN THIS DEFERRAL ELECTION AGREEMENT AND IT IS ACCEPTED BY BRANDYWINE REALTY TRUST (THE “TRUST”), ANY ATTEMPT TO REVOKE THIS ELECTION WILL BE VOID [IF DONE LESS THAN SIX MONTHS BEFORE THE END OF THE APPLICABLE MEASUREMENT PERIOD UNDER THE PROGRAM].
You need only complete this Deferral Election Agreement if you wish to defer the delivery of Shares (and Shares deliverable with respect to DERs awarded thereon) that become deliverable to you under the Program. Capitalized terms in this Deferral Election Agreement are defined in the Program.
1. Participation Election
☐     I hereby elect to defer under the terms of the Program the delivery of _______% [insert any whole percentage from one to 100 percent, inclusive] of the Shares that may become deliverable to me under the Program.
2. Delivery Date Election
I hereby elect to have the Trust deliver the percentage set forth above of the Shares (and the Shares deliverable with respect to DERs awarded thereon) that may become deliverable to me under the Program upon the following event [check only one box]:
☐     (A) On the 10th calendar day after my separation from service from the Trust’s controlled group of entities (the date which is six months after such separation from service if I am a “specified employee” at that time — see Section 4(f) of the Program).
☐     (B) On the following date: __________ __, 20__ [must be after March 1, 2013].
☐     (C) Upon the earlier of the 10th calendar day after my separation from service (subject to the six month delay for “specified employees,” as described in (A) above) or the following date: __________ __, 20__ [must be after March 1, 2013].

*	Because of the complexities involved in the application of federal, state and local tax laws to specific circumstances and the uncertainties as to possible future changes in the tax laws, you should consult your personal tax advisor regarding your own situation before completing this Deferral Election Agreement.

B-1

3. Acceleration in the Event of an Unforeseeable Emergency
In addition to the election I made in 2 above, if I check the following box, I also elect to have the Trust deliver Shares (and Shares deliverable with respect to DERs awarded thereon), to the extent permitted by applicable law, to me:
☐     Upon an “Unforeseeable Emergency,” as defined in Section 409A(a)(2)(B)(ii) of the Internal Revenue Code. (This definition is quite restrictive. See the footnote on the previous page regarding consulting with your own tax advisor before completing this Deferral Election Agreement.)
4. Change in Control or Death
Notwithstanding the foregoing election, if a Control Event (as defined in Section 2(i) of the Program) or my death occurs before the Shares (including Shares deliverable with respect to DERs awarded thereon) are delivered to me, such Shares shall be delivered in a single sum to me or to my beneficiary(ies) designated in my Beneficiary Designation Form (as applicable) within 30 days following such Control Event or death (as applicable).
5. Required Tax Payments or Termination of Deferral Arrangement
Notwithstanding the foregoing election, I understand that the distribution of otherwise deferred Shares may be accelerated to the extent necessary to satisfy tax withholding obligations arising in connection with those Shares or in connection with a termination of this arrangement, to the extent permitted by applicable tax regulations.
6. Insufficient Share Possibility
Because of the finite number of Shares available under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, I understand that it is possible that not enough Shares will still be available under the Plan to deliver all of the Shares otherwise required to be delivered to me (or to my beneficiary(ies)) on the deferral date(s) chosen in 2 and 3 above.
* * * * *
By signing this Deferral Election Agreement, I agree to the terms and conditions of the Program as the Program now exists, and as it may be amended from time to time (provided that no amendment of the Program will adversely affect my rights under the Program without my written consent).

Signature of Participant	Date

ACCEPTED:

Compensation Committee of Brandywine Realty Trust

By:

Date:

B-2

APPENDIX C
BRANDYWINE REALTY TRUST
2010-2012 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
(Established under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan)
BENEFICIARY DESIGNATION FORM
This Form is for your use under the Brandywine Realty Trust 2010-2012 Restricted Performance Share Unit Program (the “Program”) to name a beneficiary for the Shares that may be deliverable to you from the Program. You should complete the Form, sign it, have it signed by your Employer, and date it.
* * * *
I understand that in the event of my death before I receive Shares that may be deliverable to me under the Program, the Shares will be delivered to the beneficiary designated by me below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by me during my lifetime and accepted by my Employer cancels all prior beneficiary designations previously filed by me under the Program.
I hereby state that ________________ [insert name], residing at _________________________________ [insert address], whose Social Security number is ____________, is designated as my beneficiary.

Signature of Participant	Date

ACCEPTED:

[insert name of Employer]

By:

Date:

C-1